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                                                                 Exhibit 99.2

                        Press Release dated July 11, 1996

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:
         Xavier Hermosillo, Corporate Communications and
              Investor Relations - (310) 832-2999

METAL MANAGEMENT, INC. ANNOUNCES DIVESTITURE

Berkeley, CA July 11, 1996 -- Metal Management, Inc. (the "Company"), formerly General Parametrics Corporation, (NASDAQ symbol-MTLM) announced that it has entered into a Definitive Principles of Agreement ("Definitive Agreement") to sell certain of its Spectra*Star Division's assets and rights to Mannesmann Tally Corporation ("Tally") of Seattle.

The Definitive Agreement calls for Tally to acquire all technological, manufacturing, product and marketing rights to the Spectra*Star family of products. Tally intends to integrate the Spectra*Star product line into its complete line of printer products. The Definitive Agreement also calls for Tally to continue all marketing efforts under the Spectra*Star trade name. Tally has agreed to purchase certain of the Company's color printer product inventory at the Closing Date for $1,300,000 and to collect accounts receivables of $1,250,000 on behalf of the Company. Tally has also agreed to guarantee a minimum of $2,000,000 of royalty payments for consumables and hardware units sold over the next three years.

Mr. Daniel Burgess, the Spectra*Star Division President stated "We are delighted with the agreement to sell certain assets of our Spectra*Star Division. Mannesmann Tally is an outstanding organization and our products will integrate very well into their printer strategy."

T. Benjamin Jennings, Chairman of the Board stated "This agreement continues our re-direction of the Company into the scrap metal recycling business and allows us to direct our resources accordingly." Metal Management intends to close down all remaining operations associated with its Spectra*Star Division. Gerard M. Jacobs, Metal Management's President and Chief Executive Officer, added, "This divestiture allows us to continue our focus on consolidation of the scrap metal industry through acquisitions and mergers."

The Definitive Agreement is subject to the review and approval of each company's Board of Directors. The Company hopes to close the Definitive Agreement this month.

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